NEGOTIATION COMMITMENT AND LOAN AGREEMENT

THIS AGREEMENT is made this 14th day of November, 2007

AMONG:

DYNAMOTIVE ENERGY SYSTEMS CORPORATION, a British Colombia, Canada corporation

(the “Investor”)

AND:

BIOMASS WORLDWIDE Limited, an England and Wales company

(the “Borrower”)

AND:

ANTHONY PIUS NOLL, businessman and principal of Borrower

(the “Guarantor”)

WHEREAS:

(A)                   The Borrower has requested of the Investor to loan it up to Seven Hundred and Twenty Thousand US dollars (US$720,000.00) (the “Loan”) in five tranches on the understanding that if the parties are able to reach a definitive agreement in respect of an equity investment by the Investor in the Borrower, all of the Loan will be converted into equity of the Borrower;

(B)                   The Investor has agreed to make an initial tranche of the Loan of US$173,333 on signing hereof (with the making of any further tranches being in the Investor’s sole discretion), however, if the Investor concludes in its sole discretion that it will be unable to conclude an equity conversion agreement with Borrower as aforesaid, 72% of the Loan shall be repaid together with interest thereon calculated at the rate of 6 percent (6%) per annum compounded semi-annually and calculated monthly from the date of each advancement of each tranche Loan until the 72% is repaid in full. The other 28% of the Loan (together with interest thereon calculated at the rate of 6 percent (6%) per annum compounded semi-annually and calculated monthly from the date of each advancement of each tranche) will either be either at the Borrower’s election (i) converted into equity of the Borrower or (ii) shall purchase a royalty on gross sales of any products or services of the Borrower or the Guarantor which use or incorporate the Borrower’s or the Guarantor’s intellectual property until the amount is repaid. The due date for repayment of the Loan (in cash, as to 72%, and as to equity or a royalty, 28%) shall be “on demand” which the Investor may make any time on or after March 7, 2008.

(C)                   Acknowledging that as a principal shareholder of the Borrower the Loan is of significant benefit to him, Anthony P. Noll ( herein the “Guarantor”), as principal of the Borrower hereby agrees to unconditionally guarantee the due repayment of the Loan (by way of cash as to 72% and equity or royalty as to 28%) and agrees to pledge and hypothecate all of the shares, loan amounts and other interests he has or controls in the Borrower standing in his name on the books of the Borrower or which are otherwise beneficially owned by him.

(D)                   In further consideration of the making of the Loan or any part of it, the Borrower and Guarantor agree to negotiate exclusively and in good faith with the Investor towards reaching and effecting a business arrangement between the Borrower and the Investor whereby the Investor would own not less than a thirty percent (30%) interest in the Borrower for the Loan.

NOW THEREFORE THIS AGREEMENT WITNESSES that to induce the Investor to make the initial tranche of the Loan and for other good and valuable consideration and the sum of $1.00 now paid by the Investor to the Guarantor (receipt of which is hereby acknowledged) it is hereby agreed as follows:

1.                   The Investor will lend the following amounts to the Borrower if in the Investor’s sole discretion the equity conversion negotiations are proceeding satisfactorily and providing it does not have material concerns with the title or efficacy of the Borrower’ intellectual property rights:

(a)           on execution hereof, after 30 days and 60 days thereafter, $173,333 and $173,334 respectively (total $520,000); and

(b)           an additional $100,000 on the dates that are 120 days and 150 days after execution respectively ( aggregate maximum $720,000).

2.                   The Borrower hereby promises to the Investor the full, and punctual discharge of the Loan on the 72%/28% terms herein provided, to the extent the Loan is actually made, all interest from time to time occurring thereon and any and all amounts which may be or become owing by the Borrower to the Investor when same becomes due (collectively the “Obligations”). Against receipt of each tranche of the Loan the Borrower shall execute two promissory notes (the “Notes”), one for 72% and one for 28%, to the Investor substantively in the form attached as Schedule A hereto. The Borrower also hereby grants a charge on its present and after-acquired assets to the Investor, and agrees to execute on request a general security interest, with power to appoint a receiver, in the form requested by the Investor.

3.                   It is agreed that the Obligations will be satisfied by one of:

(a)           conversion into the Borrower’s equity on terms satisfactory to both the Parties;

(b)           repayment of 100% of the Loan with interest in full; or

(c)           repayment of 72% of the Loan (and 72% of interest) through repayment in cash and repayment of 28% of the Loan (and 28% of Interest) in either (at Borrower’s election) Borrower’s common equity stock at its then prevailing fair value or a 3%

royalty on gross sales of products of Borrower and Guarantor which use or incorporate the intellectual property of the Guarantor or the Borrower payable until such time as the 28% of Loan and Interest (continuing until full repayment of all Obligations) has been repaid.

Investor shall only be obligated to accept equity in Borrower if it is at the time a solvent going-concern corporation. Any dispute as to the fair value of the Borrower’s equity, its status as a solvent going concern or the terms of a royalty agreement will be referred to binding arbitration if the parties are unable to agree terms. The royalty will be calculated and paid quarterly, 60 days in arrears and the Investor shall have a right of audit.

4.                   The Guarantor hereby pledges his shares in the capital stock of the Borrower (the “Pledged Shares”), his loans or other interest and any substitutions therefore as a consequence of any merger or like event, additions thereto and proceeds thereof and all rights and claims of the Guarantor in respect of the same or evidenced thereby ( collectively the “Pledged Interests”) which are hereby assigned to the Investor as general and continuing collateral security for the due and punctual payment to the Investor by the Borrower of the Obligations (and notwithstanding that the Obligations may be settled under the differe3nt terms in respect of the 72% and 28% portions).

5.                   The Investor may on request require from the Guarantor of one or more certificates or other evidences representing the Pledged Interests duly endorsed in blank for transfer and accompanied by a duly signed power of attorney for transfer in blank. The Investor shall hold the certificates representing the Pledged Interests but shall permit the Pledged Interests to remain registered in the name of the Guarantor in the books of the Borrower until the security hereby constituted shall have become enforceable pursuant to Section 5, whereupon the Investor may, in its sole discretion, effect the registration of, and obtain a certificate for, the Pledged Interests or any of them in its name or in the name of its nominee. The Investor is hereby appointed the irrevocable attorney of the Guarantor with full power of substitution to endorse and/or transfer the Pledged Interests or any of them to the Investor or its nominee. The Borrower represents and covenants that the potential transfer of the Pledged Interests from the Guarantor to the Investor has already been approved by the Borrower’s board of directors.

6.                   Until the security hereby constituted shall have become enforceable pursuant to §5, the Guarantor shall be entitled to:

(a)           exercise all voting and other rights in respect of the Pledged Shares; and

(b)           receive all dividends, whether in cash or stock, interest or other distributions in respect of the Pledged Interests for the Guarantor’s own use and benefit.

7.                   The security hereby constituted shall become immediately enforceable in the event any Note is dishonoured. In the event of such default, the Investor may, in its sole discretion do any or all of the following :

(a)           Seize and realize on the assets of the Borrower and appoint a receiver or receiver-manager over the Borrower;

(b)           vote any or all of the Pledged Interests (whether or not transferred into the name of the Investor) and exercise all other rights and powers and perform all acts of ownership in respect thereof as the Guarantor might do;

(c)           realize upon or sell or otherwise dispose of the Pledged Interests in whole or in part for such price in money or other consideration and upon such terms and conditions as the Investor deems best, acting reasonably, the whole without advertisement or notice to the Guarantor or others (except as required by law);

(c)           receive and hold all dividends, whether in cash or stock, interest and other distributions from time to time upon or in respect of the Pledged Interests as security as aforesaid; and

(d)           generally act in relation to the Pledged Interests in such manner and on such terms as the Investor may deem expedient to its own interest;

provided, however, that the Investor shall not be bound to deal with the Pledged Interests as aforesaid and shall not be liable for any loss which may be occasioned by any failure so to do.

8.                   In the event of any realization upon or sale or disposition of the Pledged Interests as aforesaid, the Investor shall apply the proceeds of any such realization, sale or disposition, together with any other monies at the time held by it under the provisions of this Agreement, after deducting all costs and expenses of collection, sale and delivery (including, without limitation, reasonable legal fees and expenses) incurred by the Investor in connection therewith, to the payment of the Obligations in such order as the Investor in its sole discretion may determine, and the balance of such proceeds, if any, shall be paid to the Guarantor, all without prejudice to the Investor’s claims upon the Guarantor or Borrower for any deficiency.

9.                   Borrower represents to investor that Borrower owns an innovative, proprietary municipal solid waste treatment known as PROcess™. The Guarantor represents that he owns ____% of the common shares of the Borrower. Each of Guarantor and Borrower jointly and severally represent that this agreement is binding and enforceable against each of them and that Borrower is a validly subsisting corporation and has taken all necessary corporate proceedings to execute and deliver this agreement.

10.                   No delay or omission on the part of the Investor in exercising any right hereunder shall operate as a waiver of such right or any other right hereunder. A waiver on any one occasion shall not be construed as a bar or waiver of any right or remedy on any future occasion.

11.                   The Investor may grant extensions of time or other indulgences, take and give up securities, accept compositions, grant releases and discharges and otherwise deal with the Borrower and the Pledged Interests as the Investor may see fit without prejudice to any of its rights hereunder. The Investor may register this agreement as a security charge in any jurisdiction in which the Borrower or the Guarantor has assets and each will execute any required PPSA or UCC or similar public charge registry documents as the Investor may request be executed to perfect the charges against the Borrower or the Guarantor contemplated herein.

12.                   Notices and other communications may be given by any party to another by delivery or by email.

If to Noll

(a)	Eastwood House 2207 Eastern Ave. Covington, KY 41014 USA
859 581 5596 (office)
859 653 0470 (cell)
tonynoll@biomassworldwide.com

(b)	if to Borrower:
2 Swinton Square
Knutsford, Cheshire WA16 2HH
UK
Tel: +44 7711 418080 contact@biomassworldwide.com ( attention Andrew Garcia)

(c)	If to Investor
Angus Corporate Centre 1700 West 75th Avenue Suite 230 Vancouver BC
Canada V6P 6G2 laura.santos@Dynamotive.com

13.                   The Investor shall be bound to exercise in keeping the Pledged Interests only the same degree of care as it would exercise with respect to its own securities.

14.                   This Agreement shall terminate and be of no further force and effect and the Pledged Interests, to the extent in Investor’s possession, shall be returned to the Guarantor by the Investor when all Obligations have been paid by the Borrower to the Investor in full.

15.                   The parties agree that disputes arising hereunder in connection with the 28% of the Loan which is subject to alternative repayment arrangements is subject to binding arbitration under the Commercial Arbitration Act of British Columbia. For greater certainty, the 72% of the Loan amounts which not subject to such arrangements shall not be subject to arbitration nor any other defences and the Notes in respect thereof shall be treated for all purposes as negotiable instruments.

16.                   This Agreement shall be binding upon and enure to the benefit of the respective heirs, executors, administrators, successors and assigns of the parties hereto.

17.                   This Agreement shall for all purposes be construed in accordance with and governed by the laws of the Province of British Columbia.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

By the Borrower:

BIOMASS WORLDWIDE LIMITED

Per:     /s/ Anthony Pius Noll
            Authorized Signatory

By the Guarantor/Guarantor:

Signed, Sealed and Delivered by ANTHONY	)
P. NOLL in the presence of:	)
)
/s/ Marilyn Noll	)
Witness (Signature))		/s/ Anthony Pius Noll
	)	ANTHONY PIUS NOLL
Marilyn Noll	)
Name (please print))
)
2207 Eastern Avenue	)
Address	)
)
Covington Kentucky	)
City, Province	)
)
)
Occupation	)

By the Investor
DYNAMOTIVE ENERGY SYSTEMS CORPORATION

Per: /s/ R Andrew Kingston	/s/ Richard Lin
Authorized Signatory	Authorized Signatory

PROMISSORY NOTE (form for each tranche one note for 72% and one note for 28%)

AMOUNT: US$ 173,333[ or $100,000]

Date Made: November 14, 2007

FOR VALUE RECEIVED Biomass Worldwide Limited (“Borrower”) of <>, hereby promises to pay to Dynamotive Energy Systems Corp. (“Lender”) ON DEMAND made anytime after the 7 day of March, 2008, the sum of [$150,000.00] DOLLARS of lawful currency of the United States together with interest as hereinafter provided and together with any expenses incurred by the Lender in connection with enforcing payment hereunder. The Principal Amount of this Note from time to time outstanding both before and after maturity, default or judgment shall bear simple interest at the rate of 6,% per annum, compounded semi-annually and calculated monthly.

The Principal Amount and all accrued interest thereon will become due and immediately payable after written demand for payment has been made of the Borrower by delivery by or on behalf of the Lender of a written demand by personal delivery or registered mail to the Borrower at the above address. Interest shall continue to accrue on any amounts unpaid hereunder until all amounts due under this Note have been fully discharged by the Borrower. The Borrower hereby waives presentment of this Note for payment, protest and notice of any other kind except for the demand notice. This Note may be prepaid by the Borrower in whole or in part at any time without premium or penalty upon notice to the Lender at its principal office in Vancouver, BC. This Note is assignable by the Lender. The Lender shall give the Borrower notice of any assignment hereof.

This note is not assignable by the Borrower. Subject to the foregoing, this Note will be binding upon successors of the Borrower and will enure to the benefit of the Lender and its successors and assigns. This Note shall be deemed to be made in the Province of British Columbia and governed by and construed in accordance with the laws of the Province of British Columbia.

IN WITNESS WHEREOF the Borrower has caused this Note to be executed and delivered to the Lender the date first above written.

Biomass Worldwide Limited

Per:     /s/ Anthony Pius Noll
           Authorized Signatory